SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Check the appropriate box:

( ) Preliminary Proxy Statement

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ITRONICS INC.

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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

Enclosed is Itronics' 2000 Annual Report on Form 10-KSB. Also enclosed is the Proxy Statement and Form inviting you to the Annual Meeting to be held on December 5, 2001 at 10:00 A.M. Pacific Standard Time at the Atlantis Casino Resort - Reno, 3800 South Virginia Street, in Meeting Room E, Reno, Nevada 89502. It is our hope that you will attend the meeting and vote your proxy on the re-election of the Company's Directors.

We are planning a 5:30 P.M. reception at which an award will be presented to Itronics for being selected as one of the five finalists for the prestigious Kirkpatrick Chemical Engineering Achievement Award. The award is issued every two years to the most noteworthy chemical engineering technology in the world. Those of you who attend the shareholder’s meeting are cordially invited to join us at the reception.

I believe that our Company continues to make significant progress and has a bright future ahead. Some of the milestones achieved over the last year include the following:

- The Company has continued its corporate marketing program, with positive results. For the twelve months from October 1, 2000 through September 30, 2001, 31.5 million shares had traded, compared to 35.5 million shares for the twelve months ended September 30, 2000. The share price decreased from the $0.50 range on September 30, 2000 to a low of $0.085 in mid September, 2001 and has since increased to the $0.20 range. The number of shareholders has stabilized at about 5,800 for the 2001 annual meeting.

- Itronics' market capitalization, at $12.3 million, at September 30, 2001 is about 1/3 of what it was a year ago. While the price decline over the past year has been a big disappointment for all of us, all of the major and minor stock markets have declined sharply this year with many large profitable companies experiencing share price declines that are even greater in percentage terms than ours.

- Between October 1 of 2000 through September 30, 2001 the Company has raised approximately $1.8 million using various financing instruments including convertible debt, obtaining warrant exercises, acquiring a first trust deed loan on the Stead plant, equipment leases, and private equity placed under the Swartz Private Equity Line Agreement. The funds raised have been used to continue developing the market for Gold’n Gro fertilizers, to support on-going operations, and to install new equipment.

- Financial market conditions since the first of this year have precluded access to a significant portion of the $15 million Schwartz Private Equity Line commitment that was announced in early September 2000.

- Gold’n Gro fertilizer sales have expanded again in 2001, but not at the rate that was expected. We have made changes this year that are designed to expand the rate of introduction of the Gold’n Gro products into the Turf & Ornamental and Specialty Agriculture markets.

- Early in the first quarter we brought in two experienced fertilizer sales representatives and introduced them to our distribution network in California. Marketing was initiated in Hawaii and the company received its first sales order there. Efforts to establish sales with Intermountain Farmers in southern Nevada and Utah were continued.

Letter to Shareholders

November 9, 2001

- The fertilizer industry in the United States is in its fourth year of contraction and all of the producers are under pressure to sell products into the markets that are still viable. Due to this pressure, major retailers of dry fertilizer products increased their focus on the Turf and Ornamental and Specialty Agricultural markets and instituted pricing policies designed to maximize their market share. This contracting and increasingly competitive market has slowed the introduction of the Gold’n Gro products and made the process much more difficult. Even so, significant progress was made this year and tank truck orders were being received by theReno processing plant in October. Shipping truckloads of Gold’n Gro products is a milestone achievement. The fact that this has occurred after the main fertilizer season is over and is providing a boost to fall sales is very exciting.

- This year field trials were continued. Results are demonstrating that the Gold’n Gro products will provide both agronomic and economic benefits in the "specialty agricultural" markets. These markets include vegetables, cut flowers, herbs and spices, and fruits and nuts of all types. These crops are relatively high value compared to field grains such as corn, wheat, and soybeans.

- Most of the field trials on alfalfa have been completed. Measured increases in production ranged from 17 percent to 100 percent. The Gold’n Gro fertilizer increases both output and quality on alfalfa that is already being fertilized by the grower, with greater increases on fields that are not fertilized or are sparingly fertilized. Although this market is very large, the value of the product in relation to the increase in output is lower than on most of the other crops being evaluated. Because of mixed fertilizer usage by the various alfalfa farmers, and because of relatively low crop value, the Company is concentrating its sales efforts and on-going customer development efforts on the higher value crops that have been identified.

- The method that we initially chose to introduce the products into the market place was to create crop specific nutrition programs and then introduce the product and the nutrition program to the prospective grower/customer. This approach did not produce a rapid entry into the market place, due in part to the fact that the established distribution and retail companies already have their own major nutrient blends and grower nutrition programs that they have taken years to develop. These companies are also accustomed to buying the individual bulk nutrients and blending them to make their own mixes. They purchase individual chelated and non-chelated micronutrient products and add them to the major nutrient blends. Sulfur is often purchased and applied separately when it is believed to be needed.

- This year we identified the potential for making some special blends of Gold’n Gro with the highest volume liquid products that are in use in the specialty agricultural markets. These Gold’n Gro blends will enhance existing fertilization programs to provide the agronomic benefits of Gold’n Gro without significantly changing standard grower fertilization practices. Work is proceeding with the development and introduction of these blends to our distribution network. Use of these blends will further expand the sales of Gold’n Gro products.

- This year we identified the need for three new products. Two are chloride free products that can be used in the nursery market and one is a zinc micronutrient that is usable for all crops. One of the nursery products is a plant starter that enhances root growth, the other is a product that provides balanced root growth and top growth once the seed has sprouted or the cutting has rooted. Both of these products are expected to have wide usage for establishing the growth of young plants. The Gold’n Gro zinc micronutrient is expected to be a replacement for some of the chelated zinc formulas presently in use by our distribution network. As such, its introduction is expected to be rapid. It is also now being sold in truck load volumes. Its use should lead to greater use of the other Gold’n Gro products.

- In 2001 work on the Gold’n Gro labels continued as they are being revised and expanded. We added 3 new products, bringing the number of retail products to 16 and the total number of commercial products to 18. New labels and MSDS sheets

Letter to Shareholders

November 9, 2001

for the 3 new products are being completed. Development of the 3 new products was a major project which was started in March of this year and completed in September. These products are being described as "second generation".

- Last year we implemented a Gold’n Gro advertising program in the golf course and turf markets. The ads are placed in industry specific media and are targeted to the Nevada, California, Oregon, Washington and Hawaii markets. We are also preparing sales support materials that are specific to individual Gold’n Gro products. This work requires a major investment by the company and will be on-going. We are receiving very positive feed back from potential customers, from our distribution network, and from other professionals, about our packaging, the advertising campaign, and the supporting materials. The "marketing theme" being presented is that we have "high quality" fertilizers that "work better", and are "cleaner" than existing products and the use of which contributes to a cleaner and greener environment. This is a very positive message for us and our customers.

- IMI continued its development of a portable liquid fertilizer injector system which is used to fertilize fields and golf courses using the irrigation system, a process called "fertigation". The injector unit was used by several northern Nevada turf farm customers, a golf course, and an alfalfa grower this year.

- The University of California, Davis continued a test program to determine the effectiveness of 4 of the Gold'n Gro fertilizer products on wine grapes. The program was expanded this year to two trial locations. There are more than 750,000 acres of wine grapes in California, so the market potential is very good if the tests prove successful as expected.

- A large citrus grower in southern California agreed to cooperate with IMI in developing a complete nutrition program using Gold'n Gro products for citrus. This test will run for two or three years. We are using both fertigation and foliar fertilization to provide the nutrition to the trees. A faculty member from a major university, who is a nationally recognized expert in citrus nutrition, is working with IMI and the grower in conducting the program.

- The Company operating and information infrastructure system installed last year is now providing "real time" reporting on sales and inventories. The "e-mail" system is operating well and is making it easier to communicate with customers, suppliers, and shareholders.

- This year we did not develop any new acquisition candidates. Two of the companies that we had discussions with last year are still of interest to us, but we have delayed further discussions until we get the Gold’n Gro fertilizer sales up to commercial levels. Although we put a great deal of effort into discussions with Verdant Brands, we were unable to reach a mutually satisfactory arrangement with Verdant’s bankers who had received all of Verdant’s assets as security for the loans Verdant had acquired. The bankers ended up liquidating Verdant’s assets piecemeal so that there was nothing left for the shareholders.

- This year IMI achieved a 31 percent increase in photochemical volumes and it appears that the marketing efforts in this area are going to continue to produce desired increases in photochemical supplies.

- We discontinued the advertising program for the Silver Nevada Miner 5 ounce pure silver bars this year because the returns were insufficient to cover the costs. We deferred further advertising for the silver bars until the silver market improves.

- We discontinued the road show broker/financial analyst meetings in the first quarter due to the need for management to focus full time on the Gold’n Gro fertilizer product introduction effort.

Letter to Shareholders

November 9, 2001

In the photographic sector, digital technologies continue to improve and become more cost effective, but it is apparent that conventional film based photography will continue to grow. Some of the new dot Com digital imaging companies are generating photographic waste due to the increasing use of silver halide based photographic paper for making high quality photographic prints. During the past 12 months IMI added two of these companies as customers. This new source of liquid photographic waste is expected to grow rapidly over the next several years.

Our longer term view is that digital photography will increase in popularity, but will complement, rather than eliminate, film photography. Of the estimated 6 billion people in the world, the United States, Europe, and Japan account for roughly 10 percent. Most of the other 90% of the world's population cannot presently afford even the point and shoot returnable cameras that sell for $10 at the grocery check out stands here in the United States. However, we believe that as the global economy expands, there will be a growing percentage of the population in the mid-range of income that won't be able to afford digital technology, but will be able to afford, and will purchase, film technology. In fact, during the past two years China has become the world’s largest consumer of photographic film. Because of these factors, we are anticipating that the market will continue to expand for the indefinite future.

The silver market weakened in 2001, which is consistent with broader sharply declining market economic conditions, including a sharp reduction in U.S. consumer purchases of film. We are positioned to benefit if silver prices increase, but we are operating the business with the expectation that silver prices will remain at or near current depressed levels.

This year we deferred laboratory work related to the new thiomet process for recovering silver and gold from ore due to depressed mining industry conditions. We did however, have the opportunity to apply our new refining process to gold mine generated material. The process works well and produces high purity dore bullion.

The market for mining consulting services was flat during the year with three on-going projects and one new industrial project which is described in more detail below. Whitney & Whitney, Inc. has been developing and applying "state of the art" satellite photo interpretation techniques in the search for metal deposits, and in finding areas favorable for water development. A production well is now being drilled at a water development project in southern California directly as a result of this work. This success with application of advanced technologies will continue to open up new opportunities for Whitney & Whitney technical services.

In the third quarter of 2000 Whitney & Whitney, Inc. (WW) signed a Pilot Program Contract (Contract) with a major generator of a material that may be usable as a raw material for the recycling program operated by Itronics Metallurgical, Inc. (IMI). The purpose of the contract is to evaluate the suitability of the material for use in the Gold’n Gro fertilizer products. Late in the first quarter WW completed the Contract and recommended that the evaluation be continued for another year, as initial results indicate that there is potential for the material to be used in IMI’s Gold’n Gro fertilizer products. The generator is evaluating WW’s proposal, but has not yet acted on it. WW has done some additional evaluation and believes that there is a good technical fit for the material in the Gold’n Gro fertilizer products. However, there are still some environmental issues that must be resolved before the material could be used. Both parties are continuing to evaluate the environmental issues and are continuing a dialogue about potential use of the material.

- In September Itronics was selected as one of five finalists for the 2001 Kirkpatrick Chemical Engineering Achievement Award, the most prestigious award in the chemical process industries worldwide. The award is issued every two years by the publication Chemical Engineering to the most noteworthy chemical engineering technology to have been commercialized anywhere in the world during the preceding two years. In the past the award has been given to such major chemical process

Letter to Shareholders

November 9, 2001

innovations as the establishment of the petrochemical industry, the Manhattan Project in World War II, Kellogg’s ammonia technology and Union Carbide’s low pressure polyethylene technology. The other four finalists were the BOC Group, New Jersey, for its low-temperature oxidation process to control oxides of nitrogen emissions; DSM, Netherlands, for a direct-fermentation route to an antibiotics precursor; Mitsubishi Chemical America, Virginia, for a method of recovering and recycling tetrahydrofuran and various other hazardous solvents, and TNO and Cirmac International, Netherlands, for jointly developing a membrane-based absorption system that recovers ammonia from gas streams.

Probably the biggest achievement we made this year was to complete development of three new products, one of which is a replacement product for our primary distributor. The replacement product has features that appear to make it superior to the products it is replacing. This is proving to be a big incentive for our distributor network to increase sales of all of the Gold’n Gro products and is providing us with a developed market for one of our products.

As mentioned above, the Company has been conducting extensive field trials with various Gold’n Gro products on various "specialty agricultural" crops. The field trials have now demonstrated two major and very important points: (1) the Gold’n Gro fertilizer products can be used on a wide range of field and tree crops (at the outset of these trials this was not known), and (2) relatively small and economical amounts of Gold’n Gro products can be used as a supplement to the growers standard fertilizer program to achieve improvements in output and quality of the field or tree crop. These results broaden the potential scope for use of the Gold’n Gro products and in the longer term will generate demand for large volumes of Gold’n Gro fertilizer products. Consequently, the market potential for the Company now seems to be larger than ever with clean environmentally friendly fertilizer products that work exceptionally well. Because of this, meaningful profitable growth over an extended period of time appears to be possible.

Achievement of the milestones outlined in this letter is due to the dedication and loyalty of our stockholders and employees. I thank each and every one of you for your past and continuing support. Together, I believe we can continue to achieve great success!!

Sincerely,

/S/ JOHN W. WHITNEY

Dr. John W. Whitney

President

November 9, 2001

Forward Looking Statements: The statements in this letter that are not historical facts or statements of current status are forward looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results may differ materially.

IMPORTANT NOTE:

ITRONICS INC. IS NOT CURRENTLY SUBJECT TO THE PROXY SOLICITATION RULES OF THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, WHILE THIS PROXY STATEMENT GENERALLY FOLLOWS THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, THIS PROXY STATEMENT DOES NOT NECESSARILY PROVIDE THE SAME INFORMATION REQUIRED TO BE DISCLOSED UNDER THE PROXY SOLICITATION RULES AND REGULATIONS. IN ADDITION THIS PROXY STATEMENT HAS NOT BEEN REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION WHICH MAY HAVE BEEN REQUIRED IF ITRONICS INC. WAS SUBJECT TO THE PROXY SOLICITATION RULES.

ITRONICS INC.

6490 So. McCarran Blvd., Bldg. C-23

Reno, Nevada 89509

(775) 689-7696

________________________________

PROXY STATEMENT

Annual Meeting of Shareholders

December 5, 2001

_______________________________

INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

This proxy statement is being furnished to shareholders of Itronics Inc. (the Company), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting to be held at the Atlantis Hotel, Reno, Nevada on December 5, 2001 at 10:00 A.M. Pacific time, and at any adjournment or adjournments thereof. The approximate date of mailing of this proxy statement and the accompanying form of proxy is November 9, 2001.

The Board of Directors of the Company has selected October 26, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 80,259,455 shares of the Company’s common stock were of record at the close of business on that date. Shareholders will be entitled to cast one vote for each share of the Company’s common stock held by them of record at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders. Shareholders do not have cumulative voting rights with respect to the election of directors.

All valid proxies received in response to the solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, each such proxy will be voted in favor of the election of the director nominees named in this proxy statement.

The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein. If any other business is properly presented at the Annual Meeting and may be properly voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

Any shareholder has the power to revoke his proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice shall be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person. Proxies solicited by the Company’s Board of Directors hereby are for use solely at the Annual Meeting and any adjournment or adjournments thereof.

The expenses of this proxy solicitation will be borne by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Personnel of the Company who participate in the solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

The following table sets forth certain data with respect to those persons known to the Company, as of October 26, 2001, to be the beneficial owners of more than 5% of the outstanding shares of common stock of the Company.

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Shares Presently Held	Common Shares Which May Be Acquired Within 60 days(4)	Total	Percent of Class
John W. Whitney P.O. Box 10725 Reno, NV 89510 (1)(2)	13,898,176(3)	1,000,000	14,898,176	18.33
Richard J. Cavell 1013 No. Marshall Dr. Camano Island, WA	5,046,457(5)	-0-	5,046,457	6.29

(1) Director

(2) Officer

(3) Includes 100,136 shares owned by John B. Whitney, Dr. John W. Whitney's minor son, and 72,768 shares owned by Maureen E. Whitney, Dr. Whitney's wife

  Dr. Whitney's option for 1,000,000 shares is at $0.25 per share.
  Includes 21,375 shares owned by Bonnie Cavell, Dr. Cavell’s wife.

Security Ownership of Management

The following table sets forth as of October 26, 2001, certain information, with respect to director and executive officer ownership of common stock in the Company:

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Shares Presently Held	Common Shares Which May Be Acquired Within 60 days(1)	Total	Percent of Class(2)
Dr. John W. Whitney P.O. Box 10725 Reno, NV 89510 (3)(4)(5)	13,898,176	1,000,000	14,898,176	18.33
Paul H. Durckel 1511 Main St Gardnerville, NV. 89410 (3)	228,500	-0-	228,500.28
Alan C. Lewin P.O. Box 10725 Reno, Nv 89510 (3)	247,500	-0-	247,500.31
Duane H. Rasmussen P.O. Box 10725 Reno, NV 89510 (4)	1,167,579	-0-	1,167,579	1.45
All directors and executive officers as a group (5 persons)	16,596,751	1,000,000	17,596,751	21.66

(1) Dr. Whitney's option for 1,000,000 shares is at $0.25 per share.

(2) The percent of class is based on the sum of 80,259,455 shares outstanding or to be issued as of October 26, 2001 plus, for each individual, the number of common shares as to which the named individual has the right to acquire beneficial ownership within 60 days of October 26, 2001.

(3) Director

(4) Officer

(5) Includes 100,136 shares owned by John B. Whitney, Dr. John W. Whitney's minor son, and 72,768 shares owned by Maureen E. Whitney, Dr. Whitney's wife.

Compliance With Section 16(a) of the 1934 Act

The Company is not presently subject to the requirements of Section 16(a) of the Securities Act.

ELECTION OF DIRECTORS

Proposal 1

The Company’s bylaws provide that the Board of Directors shall consist of one to nine members. There are presently three directors.

Each of the nominees listed below is currently a director of the Company. Each nominee has consented to being named in this Proxy Statement and has indicated his willingness to serve, if reelected. If any nominee becomes unable to serve, however, the proxy solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall elect.

The following table sets forth the names of and certain information concerning the nominees to the Board of Directors.

Name	Age(As of 10/26/01)	Position	Position Held Since
Dr. John W. Whitney	55	President/Treasurer Director	May 1988
Paul H. Durckel	84	Director	September 1995
Alan C. Lewin	55	Director	September 1997

1) For directors, the term of office is until the next annual meeting of shareholders.

Narrative Information Concerning the Director Nominees of the Company

John W. Whitney:

In addition to being the President and a Director of the Company, 1988 to present, Dr. Whitney is the President and a Director of each of the operating subsidiaries, Whitney & Whitney, Inc. and Itronics Metallurgical, Inc. Dr. Whitney also serves as the General Manager of American Hydromet, a joint venture controlled by the Company.

Dr. Whitney received his Ph.D. in Mineral Economics from Pennsylvania State University in 1976, his M.S. in Mineralogy from the University of Nebraska in 1971, and his B.S. in Geology from the University of Nebraska in 1970. Dr. Whitney has served as President of Whitney & Whitney, Inc. since its formation in 1977.

Prior to his serving as W&W full-time president, Dr. Whitney worked as a consultant for the Office of Technology Assessment, U.S. Congress, doing analysis of various Alaskan mineral issues (1977-1978), a consultant for various government agencies, including the office of Mineral Policy Analysis in the U.S. Department of Interior, and the Washington, D.C. office of the U.S. Bureau of Mines, consulting firms, law firms and mining companies on a variety of mineral planning issues (1976-1977), as a consultant for BKW Associates, Inc. evaluating mining investment opportunities in Mexico and the Philippines (1973-1975), and as a geologist-mineralogist for Humble Oil & Refining Company and GeoTerrex Ltd. (1971-1972).

Dr. Whitney is an internationally recognized consultant in the field of Metal and Material Resource Economics. Dr. Whitney has presented seminars for various clients on Mining Economics, and has taught a three-credit graduate course on International Metal Economics for the University of Arizona's College of Mines. Dr. Whitney is an Honorary Faculty Member of the Academy for Metals and Materials under the seal of the American Society for Metals. Dr. Whitney has made numerous presentations and written a number of publications on various technical subjects within his broad area of expertise. Dr. Whitney is coinventor of the American Hydromet process technology for which four patents have been issued. Dr. Whitney was recognized by the Nevada Technology council as its Nevada Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno.

Paul H. Durckel

Mr. Durckel has served as a director of the Company since September 1995. He has served various companies involved in fertilizer manufacturing and sales for approximately 30 years. He is presently an Independent Real Estate Salesman for Prudential Nevada Realty, the successor company to Myers Realty, Inc. He had served Myers Realty, Inc. in varying capacities, including Broker-Salesman, Consultant, Manager, Vice President of Operations, and Director, since 1987. His experience in the fertilizer industry includes Vice President and General Manager and Vice President- Operations for American Plant Food Corp., Executive Assistant to the Chairman for Best Fertilizers Co., Vice President and General Manager for Best Fertilizer of Texas, and Vice President and General Manager for Farm Services Co.

Alan C. Lewin:

Mr. Lewin has served as a director since September 1997. He had previously served as a director from September 1995 through June 1996. He received his Bachelor of Arts Degree in Psychology from the San Diego State University in 1967. He has extensive operations management experience, primarily in the x-ray film processing chemical industry. His positions include Founder, President and Chief Executive Officer of

Guardian X-Ray Equipment Service, Inc. from 1976 to 1992, General Manager of Douglas Roesch Communications, Inc. from 1992 to 1994, Technical Sales Representative of Commerce Chemical Company from 1994 to 1996, Vice President of Commodity Resource & Environmental, Inc. from August 1996 to July 1997, and General Manager for a Merry X-Ray branch operation in Los Angeles, California since November 1997.

Information Relating to Executive Officers

The following table sets forth the names of and certain information concerning the Executive Officers not included above with the Director nominees:

Name	Age(As of 10/26/01)	Position	Position Held Since
Gregory S. Skinner	47	Secretary	December 1990
Duane H. Rasmussen	70	Vice President, Itronics Vice President and General Manager-IMI	November 1997 May 1994

Narrative Information Concerning the Executive Officers of the Company

Gregory S. Skinner, Esq.:

Mr. Skinner has served as Secretary and General Counsel of the Company and its subsidiaries since December 1990. He obtained his BA degree in Economics from the University of California at Berkeley in 1976. He obtained his JD degree from Hastings College of the Law, University of California at San Francisco in 1979. He is licensed to practice law in the states of California and Nevada. He is a shareholder in the Law Offices of Skinner, Sutton, Watson & Rounds, a Professional Corporation, which has offices located in Reno and Incline Village, Nevada. Prior to becoming Secretary of Itronics Inc., Mr. Skinner has provided legal services and advice to Whitney & Whitney, Inc. since 1980.

Duane H. Rasmussen:

Mr. Rasmussen has served as Vice President of the Company since November 1997 and as Vice President and General Manager of IMI since May 1994. He initially joined the Company in 1991 as Assistant Manager and Business Consultant for W&W. He received his Bachelor of Science degree in Chemical Engineering from the University of Wisconsin in 1953 and his MBA in Industrial Management in 1955 from the same University. He served as President of Screen Printing Systems, Inc. from 1987 to 1990 and from 1995 to 1998. Other business experience includes approximately 20 years with Jacobs Engineering Group, Inc. in varying capacities, including Project Manager, Regional Sales Manager, Regional Vice President, and Group Vice President.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth information as to the compensation of the Chief Executive Officer and the four most highly compensated officers whose compensation for the year ended December 31, 2000 exceeded $100,000:

				Long Term
				Compensation
Name and		Annual		Securities
Principal	Calendar	Compensation		Underlying
Position	Year	Salary	Bonus	Options (#)
Dr. John W. Whitney:	2000	$133,300	$-0-	-0-
President, Treasurer	1999	$129,534	$-0-	1,000,000
and Director (1) (2)	1998	$111,709	$-0-	-0-

Duane H. Rasmussen	2000	$104,000	$-0-	-0-
Vice President, VP	1999	$84,000	$-0-	-0-
and General Manager IMI (3)	1998	$40,950	$-0-	-0-

(1) Prior to 1998 Dr. Whitney had total options of 3,800,000, of which the remaining 1,207,620 were exercised in January 1998. In September 1998 Dr. Whitney converted $50,000 of unpaid salary by acquiring five units of the Company’s 1998 Private Placement, Tranche One. Dr. Whitney exercised 77,500 shares in 1999 and 2000. The remaining 122,500 warrants were assigned to other individuals and were exercised in 2000. Effective January 1, 1999, Dr. Whitney was granted an option for 1,000,000 common shares at $0.25 per share. The option is exercisable at any time until one year after Dr. Whitney leaves the employment of the Company.

(2) The salary amounts listed above include $8,300, $4,534, and $1,709, for 2000, 1999, and 1998, respectively, that represent compensation paid in common stock for service as a director of the Company. The compensation plan for all directors was 2,500 shares per quarter for 2000.

(3) Mr. Rasmussen was employed on a part time basis prior to November 1998.

Option Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options to
	Underlying	Employees	Exercise
	Options	in Fiscal	or Base	Expiration
Name	Granted	Year	Price	Date
None	None	-0-

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Options Exercised:
	Shares Acquired on
Name	Exercise (#)	Value Realized(1)
Dr. John W. Whitney	40,000	$-0-

(1) The warrants exercised were at $0.40 per share. If value realized was based on the average of the closing bid and ask prices on the exercise date, the value realized would have been $35,700. However, the common stock received is restricted under Rule 144 and thus are not tradable within one year of exercise. In addition, as a greater than 10% shareholder of the Company, Dr. Whitney is further restricted by SEC regulations as to the sale of the Company’s securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value realized is reported at $-0-.

Options Unexercised:

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at 12/31/00		At 12/31/00
Name	Exercisable	Unexerciseable	Exercisable	Unexerciseable
Dr. John W. Whitney	1,000,000	-0-	$ -0- (1)	$ -0-

(1) If value realized was based on the average of the closing bid and ask prices on December 31, 2000, the value realized would have been $45,000. The securities under option, common stock of the Company, are restricted under Rule 144 and thus are not tradable within one year of exercise. In addition, as a greater than 10% shareholder of the Company, Dr. Whitney is further restricted by SEC regulations as to the sale of the Company’s securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value of the unexercised options is reported at $-0-.

Board Committees

The Board of Directors has no specific committees.

Attendance at Meetings

During the twelve month period ended December 31, 2000, the Board of Directors held four meetings. No director attended fewer than 75% of the meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the Company's two most recent fiscal years, including those of its subsidiaries and affiliates, the Company engaged in no transactions or series of transactions with any director, officer, security holder or family thereof in which the amount involved exceeded $60,000 except as follows:

1. After approval from the Company's Board of Directors, in March 1999 the Company's subsidiary, WWI, agreed to provide technical services to Golden Phoenix Minerals, Inc. (Golden), a junior mine exploration and development company whose common shares trade on the OTC Bulletin Board. Services are billed monthly and WWI receives a combination of Golden common stock, SEC Rule 144 restricted common stock, and cash. Separately, Dr. Whitney personally agreed to acquire up to 10,000,000 common shares of Golden at $0.10 per share, making him beneficial owner of more than ten percent of Golden. Any unexercised options under this arrangement can be assigned to WWI. Dr.'s Whitney and Cavell are principals in a group that controls the mining claims underlying one of Golden's two principal exploration and development properties. At December 31, 2000 and 1999 WWI owned 200,000 unrestricted Golden shares, and 1,594,366 and 536,267, respectively, of Rule 144 restricted Golden shares. The initial Rule 144 one year period for resale began April, 2000, and continues monthly thereafter. Total amount billed for 2000 and 1999 was $301,483 and $95,546, respectively. A total of $101,163 and $23,793 is included in accounts receivable at December 31, 2000 and 1999, respectively. At December 31, 2000, the average bid/asked price for Golden common was $0.1275, resulting in a value of shares held on that date of $228,782.

In the fourth quarter of 2000, the Company’s subsidiary, IMI, entered into a purchase and refining agreement with Golden to process and resell Golden’s gold production from its mining operations. IMI processes the gold and sells it to an independent third party. Gold sales under this agreement were $49,144 for 2000.

2000 ANNUAL REPORT

The Company’s Form 10-KSB for 2000 as filed with the Securities and Exchange Commission will serve as the Company’s 2000 annual report. The 2000 Form 10-KSB is being mailed to each shareholder along with this proxy statement. ADDITIONAL COPIES OF THE 2000 FORM 10-KSB MAY BE OBTAINED BY WRITING TO THE CORPORATION.

2002 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2002 annual meeting must be received by the Company for inclusion in Management’s Proxy Statement by March 31, 2002.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies returned by the Company’s shareholders confer discretionary authority on the persons named therein. Those persons will vote or act in accordance with their best judgement with respect to those matters.

You are urged to vote, sign, date and return the accompanying proxy prior to the Annual Meeting, whether or not you currently plan to attend the Annual Meeting in person, to the following address:

Itronics Inc.

P.O. Box 10725

Reno, Nevada 89510

                                                                                                                                           By Order of the Board of Directors

                                                                                                                                            /S/ JOHN W. WHITNEY

November 5, 2001                                                                                                             John W. Whitney, President and Treasurer

ITRONICS INC.

PROXY

ANNUAL MEETING OF SHAREHOLDERS

DECEMBER 5, 2001

The undersigned hereby constitutes and appoints John W. Whitney, with power of substitution, to represent and vote on behalf of the undersigned all of the shares of Itronics Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Atlantis Hotel, Reno, Nevada, on December 5, 2001 at 10:00 A.M. Pacific time, including any adjournment or adjournments thereof.

         Total votes available to cast for the one proposal is:

                         Number of Shares ________________________

PLEASE MARK THE FOLLOWING WITH AN "X"

Proposal 1: Election of Directors

        Names of Nominees:

                        John W. Whitney

                        Paul H. Durckel

                        Alan C. Lewin

       Vote for the election of the above directors as a group:

                          ( ) FOR          ( ) AGAINST             ( ) ABSTAIN

PLEASE VOTE, DATE AND SIGN YOUR NAME(S) EXACTLY AS PRINTED ON THIS PROXY, indicating where applicable, official position or representative capacity.

                      ________________________                       _________________________

                        Signature                                                      Signature

                      ___________________                               ___________________

                         Date                                                              Date